EXHIBIT 10.36
THE WASHINGTON TRUST COMPANY
SUPPLEMENTAL PENSION BENEFIT PLAN
As Amended and Restated as of January 1, 2008

(i)

ARTICLE VI - FUNDING		6

6.01	FUNDING	6

ARTICLE VII - ADMINISTRATION		6

7.01	DUTIES OF THE PLAN ADMINISTRATOR	6
7.02	FINALITY OF DECISIONS	6
7.03	CLAIMS PROCEDURE	7

ARTICLE VIII - MISCELLANEOUS		8

8.01	NON-GUARANTEE OF EMPLOYMENT	8
8.02	RIGHTS UNDER PLAN	8
8.03	AMENDMENTS/TERMINATION	9
8.04	NONASSIGNABILITY	9
8.05	ENTIRE AGREEMENT; SUCCESSORS	9
8.06	SUCCESSOR EMPLOYER	9
8.07	GOVERNING LAW	9

(ii)

THE WASHINGTON TRUST COMPANY
SUPPLEMENTAL PENSION BENEFIT PLAN
As Amended and Restated as of January 1, 2008
ARTICLE I - NAME, PURPOSE AND EFFECTIVE DATE
1.01	NAME AND PURPOSE

The supplemental retirement plan set forth herein shall be known as The Washington Trust Company Supplemental Pension Benefit Plan (the “Plan”). The Plan has been established, and shall be maintained, solely for the purpose of providing supplemental pension benefits which are not provided under The Washington Trust Company Pension Trust for certain Participants. The Plan is unfunded and maintained primarily for the purpose of providing deferred compensation for certain Participants who are highly compensated employees.

1.02	EFFECTIVE DATE

This Plan shall be effective November 1, 1994. This Plan shall apply to Participants who retire or terminate their employment with the Employer after the Effective Date. The Plan is amended and restated as of January 1, 2008 primarily for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
ARTICLE II - DEFINITIONS
When used herein, the following terms defined hereinafter shall have the following meanings unless a different meaning is clearly required by the context of the Plan, and the term “spouse” means the opposite-gender person, if any, to whom the Participant is lawfully married:
2.01	“Actuarial Equivalent” has the same meaning as used in the Pension Plan.

2.02	“Board” means the Board of Directors of The Washington Trust Company of Westerly.

2.03	“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder, and any provision of future law that amends, supplements, or supersedes such provision.

2.04	“Compensation” means, with respect to an eligible Employee, deferrals under The Washington Trust Company Nonqualified Deferred Compensation Plan plus “Compensation” as defined in Section 1.12 of the Pension Plan.

2.05	“Early Retirement Age” means attainment of age 55 and completion of ten (10) years of Vesting Service.

2.06	“Effective Date” means November 1, 1994.

2.07	“Employee” means any person employed by the Employer.

2.08	“Employer” means The Washington Trust Company of Westerly and any subsidiary and/or affiliated corporation which has adopted this Plan.

2.09	“Normal Form” under the Plan shall mean a single life annuity, payable monthly, for a Participant who does not have a spouse on his retirement date, and a joint and 50% spousal survivor annuity for a Participant who does have a spouse on his retirement date. The single life annuity shall provide monthly payments to the Participant for his life. The joint and 50% spousal survivor annuity shall provide monthly payments to a Participant for his life with provision for the continuation of an amount equal to 50% of such monthly payments to the Participant’s surviving spouse for her life after the death of the Participant. The joint and 50% spousal survivor annuity shall be Actuarially Equivalent to the value of a single life annuity.

2.10	“Normal Retirement Age” shall have the same meaning as set forth in the Pension Plan in effect as of January 1, 2008.

2.11	“Normal Retirement Date” means the first day of the month coincident with or next following a Participant’s Normal Retirement Age or Separation from Service, whichever is later.

2.12	“Participant” means an Employee who has become a Participant in this Plan in the manner set forth in Article III.

2.13	“Plan Administrator” means the Compensation and Human Resources Committee of the Board.

2.14	“Plan” means The Washington Trust Company Supplemental Pension Benefit Plan as set forth herein and as amended from time to time.

2.15	“Pension Plan” means The Washington Trust Company Pension Trust, as in effect on November 1, 1994 or as amended thereafter from time to time.

2.16	“Separation from Service” or “Separates from Service” is deemed to occur when the Employer and the Participant reasonably anticipate that no further services would be performed by the Participant for the Employer after a certain date or that the level of bona fide services the Participant would perform for the Employer after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed for the Employer over the immediately preceding 36-month period (or the full period of service to the Employer if the Participant has less than 36 months of service).

2.17	“Supplemental Pension Plan Benefit” means the benefit payable under Article IV of the Plan.

2.18	“Vesting Service” has the same meaning as used in the Pension Plan.
ARTICLE III - ELIGIBILITY
3.01	PARTICIPATION

Any Employee shall become a Participant in the Plan provided:
(a)	he has satisfied the eligibility requirements for participation under the Pension Plan;

(b)	he is a highly compensated employee within the meaning of Section 414(q)(1)(B) of the Code; and
(c)	(1)	his pension benefit under the Pension Plan is in excess of the limits of Section 415(b) of the Code or is otherwise reduced due to the limitations of Section 401(a)(17) of the Code, or

	(2)	if he is an active Employee on September 30, 2005 and has attained age 50 and completed five more years of Vesting Service as of September 30, 2005, and he retires after attaining age 60, his age plus years of Benefit Service under the Pension Plan equal or exceed 85, and his monthly benefit payable under the Pension Plan is reduced in accordance with Section 3.2 of the Pension Plan.
Effective August 24, 1999, the former President and Chief Executive Officer of PierBank, Inc. shall also become a Participant in the Plan. Effective as of January 1, 2008, any Employee who is a participant in the Washington Trust Bancorp, Inc. Supplemental Executive Retirement Plan shall not be a Participant in this Plan.
ARTICLE IV - SUPPLEMENTAL PENSION PLAN BENEFITS
4.01	AMOUNT OF SUPPLEMENTAL PENSION PLAN BENEFITS

A Participant shall be entitled to a benefit under the provisions of this Article if his benefit determined under the provisions of the Pension Plan is less than such benefit would have been if (a) the definition of compensation under the Pension Plan included deferrals to The Washington Trust Company Nonqualified Deferred Compensation Plan plus compensation in excess of the limit of Section 401(a)(17) of the Code, (b) the limits under Section 415 of the Code did not apply, and/or (c) for a Participant described under Section 3.01(c)(2), the provisions of Section 3.2 of the Pension Plan reducing the monthly amount of benefit did not apply. Notwithstanding the foregoing, if the

Participant has not earned a vested benefit under the Pension Plan, he shall not be entitled to a benefit under this Plan.

A Participant’s benefit under the Plan shall be determined as follows:
(i)	The benefit payable to the Participant in the Normal Form at his Normal Retirement Date (or first day of the month coincident with or following the Participant’s Separation from Service in the case of a Participant who Separates from Service after attaining his Early Retirement Age and prior to his Normal Retirement Date) under the terms of the Pension Plan shall be calculated.

(ii)	The benefit, which would have been payable to the Participant in the Normal Form on the applicable date set forth in step (i) above under the terms of the Pension Plan, if (1) the definition of compensation under the Pension Plan included, effective January 1, 1999, deferrals to The Washington Trust Company Nonqualified Deferred Compensation Plan, plus compensation in excess of Section 401(a)(17) of the Code, (2) the limits under Section 415 of the Code did not apply, and (3) for a Participant described under Section 3.01(c)(2), the reduction in monthly benefit amount under Section 3.2 of the Pension Plan did not apply, shall be calculated.

(iii)	The result of step (i) shall be subtracted from the result of step (ii), and the difference, if any, shall be the benefit payable to the Participant.
4.01A	SPECIAL SUPPLEMENTAL PENSION PLAN BENEFIT

Solely with respect to the former President and Chief Executive Officer of PierBank, Inc. who became a Participant effective August 24, 1999, a Special Supplemental Pension Plan Benefit shall be payable to him (in addition to any other amount which may be payable to him under Section 4.01) equal to the benefit that would have been payable to him under the Pension Plan if he had (a) been employed by the Employer for the period beginning November 22, 1993 and ending August 23, 1999, (b) participated in the Pension Plan during such period, and (c) received Compensation (as defined in the Pension Plan) during such period in the same amount as the compensation he received from PierBank, Inc. during such period.

4.02	DISTRIBUTIONS OF BENEFIT

Supplemental Pension Plan Benefit payments to a Participant shall be made in the Normal Form unless the Participant, with the approval of the Plan Administrator, elects an optional form which shall be Actuarially Equivalent to the Normal Form and which may be any optional annuity form which is available to the Participant under the terms of the Pension Plan. Notwithstanding the foregoing, if the Actuarial Equivalent value of the Participant’s Supplemental Pension Plan Benefit is not greater than $25,000, it shall be paid in a lump sum to the Participant (or in the case of the Participant’s death, to his surviving spouse).

4.03	COMMENCEMENT OF PAYMENT OF SUPPLEMENTAL PENSION PLAN BENEFIT
(a)	Supplemental Pension Plan Benefit payments to a Participant shall commence on the Participant’s Normal Retirement Date, unless the Participant Separates from Service after attaining his Early Retirement Age and prior to his Normal Retirement Date, in which case, the benefit commencement date shall be the first day of the month coincident with or next following the Participant’s Separation from Service.

(b)	Notwithstanding the foregoing, if at the time of the Participant’s Separation from Service the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payment may be made under this Plan pursuant to this Section 4.03 until six (6) months after the Participant’s Separation from Service. Any monthly payments that would have been made during this six-month delay period but for the operation of this paragraph shall be made in a lump sum in the seventh (7th) month after the Participant’s Separation from Service. Interest on these delayed payments will be credited based on the Actuarial Equivalent interest rate.
Any reduction for the commencement of benefits prior to the Participant’s Normal Retirement Age for early retirees under the Pension Plan shall also apply to the payment of benefits under this Article, except as described under Section 4.01(ii)(3).
4.04	DEATH BENEFIT
(a)	If a Participant dies while employed by the Employer and his surviving spouse becomes entitled to a pre-retirement survivor benefit under the Pension Plan, his surviving spouse shall also be entitled to receive a benefit for her life under this Plan commencing on the first day of the month after the earliest of the following dates:
(i)	the date of the Participant’s death if the Participant had attained his Early Retirement Age prior to death;

(ii)	the date the Participant would have attained age 55 if the Participant had completed ten (10) years of Vesting Service prior to his death; or

(iii)	the date the Participant would have attained age 65.
(b)	A surviving spouse’s benefit under the Plan shall be equal to 50 percent of the benefit under the Plan to the Participant in the Normal Form at the payment date described under Section 4.04(a).

(c)	Upon the death of a Participant after commencement of benefits hereunder, if the form of benefits provides for a survivor benefit, such benefit shall continue to be payable to his beneficiary as provided under the form of benefits in effect at the Participant’s death.
ARTICLE V - VESTING
5.01	VESTING

A Participant shall be vested in his Supplemental Pension Plan Benefit, if any, in accordance with the vesting provisions of the Pension Plan.
ARTICLE VI - FUNDING
6.01	FUNDING

The Employer shall be under no obligation to establish a fund or reserve in order to pay the benefits under the Plan. The Employer shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor, against the Employer with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. Notwithstanding the foregoing, in order to pay benefits under this Plan the Employer may establish a grantor trust (hereinafter the “Trust”), within the meaning of Section 671 of the Code as may be amended from time to time. The assets in such Trust shall at all times be subject to the claims of the general creditors of the Employer, and neither the Plan nor any Participant, surviving spouse or beneficiary shall have any preferred claim or right, or any beneficial ownership interest in any such assets of the Trust prior to the time such assets are paid to a Participant as a Supplemental Pension Plan Benefit, and all rights credited under this Plan and said Trust shall be mere unsecured contractual rights of a Participant against the Employer.
ARTICLE VII - ADMINISTRATION
7.01	DUTIES OF THE PLAN ADMINISTRATOR

The Plan shall be administered by the Plan Administrator in accordance with its terms and purposes. The Plan Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid by the Employer accordingly.

7.02	FINALITY OF DECISIONS

The Plan Administrator is expressly granted, without intending any limitation, the discretion to construe the terms of the Plan and to determine eligibility for benefits hereunder. The decisions made by and the actions taken by the Plan Administrator in the administration of the Plan shall be final and conclusive on all persons, and neither the Plan Administrator nor the Employer shall be subject to individual liability with respect to the Plan.

7.03	CLAIMS PROCEDURE
(a)	In the event the Participant (or his surviving spouse or designated beneficiary in the case of the Participant’s death) or their authorized representative (hereinafter the “Claimant”) asserts a right to a benefit under this Plan which has not been received, the Claimant must file a claim for such benefit with the Plan Administrator in writing. The Plan Administrator shall render its decision on the claim within 90 days after its receipt of the claim. If special circumstances apply, the 90-day period may be extended by an additional 90 days; provided, written notice of the extension is provided to the Claimant during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on the claim. If the Plan Administrator wholly or partially denies the claim, the Plan Administrator shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:
(i)	the specific reasons for the denial of the claim;

(ii)	specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv)	a description of the Plan’s claims review procedures, and the time limitations applicable to such procedures; and

(v)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the claim denial is appealed to the Plan Administrator and the Plan Administrator fully or partially denies the claim.
(b)	A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Plan Administrator may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Plan Administrator. In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant’s claim for benefit, all in accordance with such procedures as the Plan Administrator may establish. If a Claimant fails to file an appeal within such 60-day period, he shall have no further right to appeal.

(c)	A decision on the appeal by the Plan Administrator shall include a review by the Plan Administrator that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Plan Administrator shall render its decision on the appeal not later than 60 days after the receipt by the Plan Administrator of the appeal. If special circumstances apply, the 60-day period may be extended by an additional 60 days; provided, written notice of the extension is provided to the Claimant during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on the claim on appeal. If the Plan Administrator wholly or partly denies the claim on appeal, the Plan Administrator shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:
(i)	the specific reasons for the denial of the claim;

(ii)	specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)	a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(iv)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
ARTICLE VIII - MISCELLANEOUS
8.01	NON-GUARANTEE OF EMPLOYMENT

Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Participant, or as a right of any such Participant to be continued in the employment of the Employer, or as a limitation on the right of the Employer to deal with any Participant, as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Plan did not exist.

8.02	RIGHTS UNDER PLAN

Nothing in this Plan shall be construed to limit, broaden, restrict, or grant any right to a Participant, surviving spouse or any beneficiary thereof under the Pension Plan, nor to grant any additional rights to any such person under the Pension Plan, nor in any way to limit, modify, repeal or otherwise affect the Employer’s right to amend or modify the Pension Plan.

8.03	AMENDMENTS/TERMINATION

The Employer reserves the right to make from time to time amendments to or terminate this Plan by vote duly adopted by the Board of Directors, provided that no such amendment or termination shall reduce any benefits earned under the terms of this Plan prior to the date of termination or amendment or result in any acceleration of benefits payable under the Plan except to the extent permitted by Section 409A of the Code and the regulations promulgated thereunder.

8.04	NONASSIGNABILITY

The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law.

8.05	ENTIRE AGREEMENT; SUCCESSORS

This Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Employer and any Participant regarding the Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Employer and any Participant relating to the subject matter hereof, other than those set forth in this Plan. This Plan and any amendment shall be binding on the parties hereto and their respective heirs, administrators, trustees, successors and assigns, and on all designated beneficiaries of the Participant.

8.06	SUCCESSOR EMPLOYER

In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by which a successor to all or a major portion of the Employer’s property, or business shall continue this Plan, and the successor shall have all of the powers, duties and responsibilities of the Employer under this Plan.

8.07	GOVERNING LAW

This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Rhode Island.

IN WITNESS WHEREOF, The Washington Trust Company of Westerly has caused this instrument to be executed in its name and on its behalf this 24th day of December, 2007.

THE WASHINGTON TRUST COMPANY OF WESTERLY
By:	/s/ John C. Warren
John C. Warren
Chairman and Chief Executive Officer

Attest:
/s/ Kristen L. DiSanto
(Seal)